EXHIBIT 10.5

SUMMARY OF TERMS AND CONDITIONS
OF 2006 MANAGEMENT INCENTIVE COMPENSATION PLAN

The following is a summary of the Company’s incentive compensation plan for fiscal year 2006. Executives are eligible to receive the indicated percentages of base compensation upon achieving certain pre-tax profit targets. Incentive payments, if any, therefore will be determined based on the Company’s actual financial performance for the fiscal year ending December 30, 2006 as measured against pre-determined performance objectives based on the Company’s achievement of its pre-tax profit plan.

Based on position held, executives have been assigned a Targeted Incentive amount of fifty percent or eighty percent of base compensation correlated to a specific level of the Company’s pre-tax profit plan. Potential incentive payments range from zero percent to a maximum of one hundred percent of an executive’s base compensation depending on position held. The incentive compensation plan provides that an aggregate amount of no more than thirty percent of pre-tax profit may be paid as incentive compensation to executives and other non-executive employees participating in the incentive compensation plan.